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                                                                 Exhibit (a)(22)

COMPANIES FORM No. 429(4)
Notice to non-assenting
shareholders

Pursuant to section 429(4) of the Companies Act 1985
as inserted by Schedule 12 to the Financial Services Act 1986     429(4)

To:



A takeover offer (the "OFFER") was made on 6 February 1999 on behalf of TRW Automotive UK ("TRW") for the entire issued and to be issued ordinary share capital (the "LUCASVARITY SHARES") of LucasVarity plc (the "COMPANY").

TRW has within four months of making the Offer acquired or contracted to acquire not less than nine-tenths in value of the LucasVarity Shares to which the Offer relates. TRW gives notice that it now intends to exercise its right under section 429 of the Companies Act 1985 to acquire the LucasVarity Shares held by you (including LucasVarity Shares represented by American Depositary Shares).

The terms of the Offer are set out in the offer document dated 6 February 1999 sent to the Company's securityholders on behalf of TRW. They provide for the following consideration:

     FOR EACH LUCASVARITY SHARE                  288 PENCE IN CASH

Under the terms of the Offer, holders of LucasVarity Shares (other than US persons and certain other overseas persons) who validly accept the Offer may elect, subject to the limits described in the offer document, to receive loan notes instead of some or all of the cash consideration. Such loan notes will be issued by TRW on the following basis:

    FOR EACH 1 POUND OF CASH CONSIDERATION         1 POUND NOMINAL OF LOAN NOTES

As the terms of the Offer include a choice of consideration, you should (unless you are a US person or other overseas person not entitled to elect to receive loan notes) within six weeks of the date of this notice inform TRW in writing at Computershare Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ as to which of the choices you wish to accept. If you fail to make a choice and do not make application to the Court (see below), TRW will acquire your LucasVarity Shares (including those LucasVarity Shares represented by American Depositary Shares) on the following terms:

      FOR EACH LUCASVARITY SHARE                   288 PENCE IN CASH

NOTE: YOU ARE ENTITLED UNDER SECTION 430C OF THE COMPANIES ACT 1985 TO MAKE APPLICATION TO THE COURT WITHIN SIX WEEKS OF THE DATE OF THIS NOTICE FOR AN ORDER EITHER THAT TRW SHALL NOT BE ENTITLED AND BOUND TO ACQUIRE YOUR LUCASVARITY SHARES OR THAT DIFFERENT TERMS TO THOSE OF THE OFFER SHALL APPLY TO THE ACQUISITION. IF YOU ARE CONTEMPLATING SUCH AN ACTION, YOU MAY WISH TO SEEK LEGAL ADVICE.


Signed: /s/Joseph T. Gorman                         Dated 29 March 1999
        -------------------
        Joseph T. Gorman
        For and on behalf of TRW Automotive UK